***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under 17 C.F.R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

MEDIA DISTRIBUTION AGREEMENT

_________________

This Media Distribution Agreement (“Agreement”) is entered into as of November 7, 2003 (“Effective Date”), between EXABYTE CORPORATION, a Delaware corporation with principal offices at 2108 55th Street, Boulder, Colorado 80301 and IMATION CORP., a Delaware corporation with principal offices at 1 Imation Place, Oakdale, Minnesota 55128.

        Whereas Imation and Exabyte are worldwide leaders in the business of manufacturing, procuring, marketing and distributing removable data storage media; and

        Whereas Imation desires to be the exclusive marketer and distributor of removable data storage media for Exabyte, and Exabyte desires to give Imation such exclusivity in exchange for a payment and other consideration;

        Now, in consideration of the foregoing and the promises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

When used in this Agreement, the following words and phrases shall have the meaning set forth below:

        “Affiliate” means a corporation, company or other entity controlling, controlled by or under common control with  party.

        “Agreement” means this agreement, including any exhibits or other attachments.

        “Competing Product Agreement” means any agreement (whether in writing, verbal, or established by course of dealing) between Exabyte and a data storage media manufacturer which permits such media manufacturer to sell Products or products substantially comparable to the Products.

        “Exabyte” means Exabyte Corporation and its current and future Affiliates.

        “Exabyte Drive” means a data storage tape drive manufactured, procured, marketed or distributed by Exabyte.

        “Gross Margin” means Net Sales less invoice price for purchased Products

        “Imation” means Imation Corp. and its current and future Affiliates

        “Distribution Fee” means the fee described in Section 3.A

        “Patents” has the definition set forth in Exhibit G.

        “Trademarks” means all current and future trademarks, service marks, logos and trade dress used by Exabyte to identify Exabyte Drives and/or Exabyte removable data storage product media, including but not limited to those trademarks, service marks, logos and trade dress listed or described in Exhibit A, including all registrations, applications, renewals, and common law rights pertaining thereto.

        “Products” means all current and future removable data storage media products manufactured, procured, marketed, or distributed by Exabyte, regardless of whether such media products are (1) intended for use with an Exabyte Drive, or (2) bear Trademarks. Products include, but are not limited to, those data storage media products identified in Exhibit B.

        “Net Sales” means net sales as defined by GAAP (including subtracting for programs, discounts, and rebates, as agreed to by both parties, such programs, discounts and rebates not to exceed [...***...]%; except that where Imation sells Imation branded media at a price premium Imation may have larger programs, discounts, and rebates up to the amount of such price premium).

        “Product Specifications” means the standards of quality in materials, design, manufacturing processes and workmanship for a Product as determined solely by Exabyte.

        “Reseller” means an OEM, wholesaler, dealer, retailer, distributor, or other reseller that purchases Products for further resale.

_________________

2. INTELLECTUAL PROPERTY RIGHTS

         A.             Imation is not authorized to use Trademarks except in connection with the procurement, marketing, advertising, sale and distribution of Products in accordance with the terms and conditions of this Agreement. This permitted use shall be exclusive to Imation as set forth in Section 4. Imation shall not use Trademarks after the termination or cancellation of this Agreement. Imation agrees to not modify Trademarks, challenge, obtain, or attempt to obtain during the continuance of this Agreement or at any time thereafter, by registration or any other method, any right, title, or interest to any of the Trademarks or trade names or those which may be similar. All right, title, and interest in such modified Trademarks and trade names shall accrue to the benefit of Exabyte. Imation shall report to Exabyte any potential, suspected, or actual infringement of Trademarks of which Imation becomes aware. Imation does not acquire any proprietary right to Trademarks by Imation’s use thereof. Imation may allow Resellers to use the Trademarks in connection with the promotion, advertisement, and sale of Products purchased from Imation.

         B.             If Exabyte modifies any Trademark, or if Exabyte adopts any new trademark, service mark, logo or trade dress, Imation shall be authorized to use such new or modified mark immediately under the terms and conditions of this Agreement.

         C.             Exabyte grants Imation the rights set forth in Exhibit G.

*Confidential Treatment Requested

_________________

3. DISTRIBUTION FEE.

         A.             Imation shall pay Eighteen Million, Five Hundred Thousand Dollars ($18,500,000.00) to Exabyte as a pre-paid fee for the rights granted to Imation under this Agreement (the “Distribution Fee”). The Distribution Fee shall be paid as follows:

                   1.             Ten Million Dollars ($10,000,000.00) shall be paid by Imation within five (5) working days of the Effective Date; and

                   2.             Eight Million, Five Hundred Thousand Dollars ($8,500,000.00) shall become due once Imation has been able to sell Products purchased from Exabyte with monthly Net Sales of at least $3.0 million ($3,000,000.00) over a 30-day rolling period commencing on or after the Effective Date. Imation shall pay such fee within five (5) working days of the attainment of the monthly Net Sales as set forth herein.

There shall be no other fees owed by Imation to Exabyte for the rights granted to Imation under this Agreement. Imation shall pay the Distribution Fee to Exabyte by wire transfer.

         B.             Prior to January 1, 2007, Exabyte will not use the Distribution Fee to accelerate payments to suppliers, repurchase shares of Exabyte stock, or pay dividends on shares of Exabyte stock, unless agreed to in advance by Imation. Exabyte will use the Distribution Fee only for the following purposes:

         (i)     to fund operations;

           (ii)     to fund development of VXA and related technology and related automation products, including LTO;

           (iii)     to repay bank debt

           (iv)     to fund cost reduction efforts for Exabyte’s drive manufacturing operations; and

           (v)      as may be agreed by Imation and Exabyte. Provided Exabyte uses the Distribution Fee for the foregoing purposes, Exabyte may otherwise exercise its sole discretion in applying such proceeds.

_________________

4. EXCLUSIVITY.

         A.             Subject to Exhibit C, Exabyte represents and warrants to Imation that no agreement (whether in writing, verbal or established by course of conduct) exists on the Effective Date which permits any third party to use any of the Trademarks on and in connection with the procurement, marketing, advertising, sale or distribution of Products, except for distribution agreements described in Section 4.C. Exabyte shall not grant to any third party a license to use any of the Trademarks on or in connection with the procurement, marketing, advertising, sale, or distribution of Products, except as may be approved by Imation in writing.

            B.             Exabyte shall not sell Products, nor shall Exabyte permit any third party to sell Products (other than (i) Resellers that have purchased Product from Imation for resale and (ii) subject to Exhibit C), regardless of whether such products bear any of the Trademarks, to any third party, except for pack-in of Products with Exabyte Drives where Exabyte has purchased such Products from Imation as provided in Section 8.E. Subject to Section 8.E, Exabyte shall sell Products exclusively to Imation.

           C.             Exabyte is responsible for notifying all Resellers to which Exabyte has been selling Products prior to the Effective Date of this Agreement that Exabyte will no longer sell Products to them. Within five (5) days of the Effective Date, Exabyte shall notify all such Resellers that if they would like to continue to purchase Products in the future that they should contact Imation about purchasing such Products from Imation. All such Resellers will be transitioned to Imation within sixty (60) days of the Effective Date, and Exabyte shall not supply Products to such Resellers after such date. Imation will cooperate with Exabyte in collecting media-related accounts receivable balances due to Exabyte before and after the Effective Date from such Resellers. Exabyte agrees to indemnify Imation against any claims made in connection with such transitions. Exabyte also agrees to indemnify Imation for any claims from such Resellers based on actions by Exabyte prior to the effective date of such transition, and (subject to the previous sentence) Imation agrees to indemnify Exabyte against any claims made by such Resellers based on actions by Imation following the effective date of such transition. Exabyte represents and warrants that it has not entered into any agreement (whether written, verbal or established by course of conduct) to sell Products directly to any end-user or that if Exabyte has that at Imation’s request Exabyte shall assign and hereby assigns its rights under all such agreements to Imation for fulfillment by Imation.

         D.             Exabyte shall not enter into any new Competing Product Agreement. Subject to Exhibit C, Exabyte represents and warrants that there are no Competing Product Agreements in effect as of the Effective Date. Exabyte also represents and warrants that, subject to Exhibit C, no third party has the right to sell VXA cartridged media to any entity other than Exabyte. The terms of Exhibit H also apply.

         E.             In order to effectuate the Agreement and to ensure that Imation receives full value under this Agreement, Exabyte agrees to not take any unusual actions prior to or after the Effective Date which would have the effect of delaying the installation of Imation as Exabyte’s exclusive distributor (subject to the other terms of this Agreement).

         F.             Imation represents that it will only purchase VXA technology compatible finished cartridges and Mammoth I and II technology compatible finished cartridges from Exabyte during the term of this Agreement and will not purchase any such products from any third party or otherwise sell such products obtained from third parties, all subject to (1) Exabyte performing its obligations under this Agreement, (2) the terms of Exhibit H, and (3) the other terms of this Agreement.

         G.             Subject to paragraph F above, nothing in this Agreement shall be deemed to prohibit or restrict Imation in the manufacture, marketing, distribution or sale of removable data storage media products bearing brands other than the Trademarks.

_________________

5. PRODUCT PROCUREMENT, LABELING AND PACKAGING

         A.             Exabyte shall procure Products from suppliers and resell the Products to Imation. Exabyte will be responsible for managing all suppliers of Products including entering into and managing supply agreements, qualification of vendors and products, forecasting, negotiation of purchase prices, and obtaining buffer inventory. Exabyte will be solely responsible for paying the purchase price and any applicable royalties for all Products to Exabyte’s suppliers.

         B.             Imation and Exabyte will use their best efforts to work with suppliers of Products to establish consignment inventories of Products at Imation locations. If the suppliers are unwilling or unable to establish such consignment inventories, then Exabyte and Imation will work to limit inventories at up to 5 Imation-specified locations to no more than fifteen (15) days based on the past 30 days of Imation sales or agreed upon forecasts.

         C.             Exabyte shall determine the Product Specifications for the Products, but shall consider input from Imation. Exabyte shall determine the suppliers that it uses for the Products, but shall consider input from Imation.

         D.             Exabyte and Imation shall cooperatively and jointly manage labeling, packaging configurations and packaging specifications for the Products, provided that Exabyte is solely responsible for the compliance of Product labeling with all applicable international, national, state and local laws, rules, regulations, ordinances and standards.

_________________

6. SALE OF PRODUCTS TO IMATION

         A.             Each month Imation shall supply to Exabyte with a written six (6) month rolling forecast of Imation’s demand for Products.

         B.             Imation shall order Products using purchase orders and/or blanket orders and releases. Each purchase order or release shall include Product names and descriptions, part numbers, quantities purchased, routing instructions, shipping schedule, destination and confirmation of price. Exabyte shall drop ship all Products to be delivered to Imation, whether subject to consignment arrangements or otherwise, to any of the up to 5 locations specified by Imation. To the extent the terms and conditions of any purchase order and/or blanket order and release conflict with the terms of this Agreement, the terms of this Agreement shall prevail.

         C.             Shipping terms are FOB shipping point, freight prepaid by Exabyte. Payment terms are net [...***...] days from date of invoice.

         D.             Exabyte shall be responsible for shipping all ordered Products to arrive at Imation locations within agreed lead times. If there is any reason to believe that Exabyte will be unable to fully supply the forecasted purchase amount, then Exabyte shall provide Imation with immediate written notice. If a purchase order for Products is placed by Imation within agreed upon lead times and within forecasted quantities, and if Exabyte is unable to deliver such Products in a

*Confidential Treatment Requested

timely manner by normal delivery methods, then Exabyte shall have such Products shipped by air freight at its expense unless the parties agree otherwise.

_________________

7. PRICE OF PRODUCTS SOLD TO IMATION

         A.             Exabyte’s pricing to Imation will be such that: (1) Exabyte is able to sell Products to Imation while obtaining at least a [...***...]% Gross Margin on such sales, and (2) Imation is able to re-sell Products while obtaining at least a [...***...]% Gross Margin on sales to third parties (in other words, excluding sales to Exabyte, and as further described in Exhibit H). Imation and Exabyte negotiated the initial pricing of Products provided in Exhibit B to accomplish these goals. Additionally, Exabyte agrees to respond within 24 hours to Imation requests for special bid pricing and to provide information and consultation to Imation regarding OEM pricing. Specific pricing terms are provided in Exhibit H.

         B.             On a quarterly basis Exabyte and Imation shall negotiate changes to the price of Products sold by Exabyte to Imation, however Exabyte may reduce prices to Imation at any time without prior discussion. Exabyte and Imation will agree on a pricing mechanism for determining pricing from Exabyte to Imation.

         C.             Prices charged by Exabyte to Imation shall not increase without Imation’s prior written consent, which shall not be unreasonably withheld. Exabyte will use commercially reasonable efforts and will cooperate with its suppliers so that the price that Imation pays Exabyte for Products is competitive. This effort and cooperation by Exabyte and its suppliers will include periodic review, enhancement, and improvement of manufacturing costs, production technology and/or know-how. Exabyte is expected to conduct programs with its suppliers that reduce its suppliers’ cost of manufacture each calendar quarter. Notwithstanding anything to the contrary herein, the parties agree to use best efforts so that each party is able to maintain Gross Margins of at least [...***...]%.

8. RESALE OF PRODUCTS BY IMATION

         A.             Imation shall determine and manage Imation’s distribution of Products in Imation’s sole discretion, including whether and to what extent Imation will sell Products through Resellers or directly to end-users, but shall consider input from Exabyte.

         B.             Imation shall unilaterally determine the prices, private labeling, and other terms and conditions of Imation’s resale of Products to Resellers, end-users, and other third parties in Imation’s sole discretion.

         C.             Imation shall be responsible for market development of Products bearing the Trademarks, although the parties agree that it is expected that there will be limited need for media market development as most if not all marketing will be done by Exabyte through the marketing of Exabyte Drives.

*Confidential Treatment Requested

         D.             Imation will sell Products to Exabyte at Imation’s cost plus [...***...]% for Exabyte’s internal use, including manufacturing consumption, engineering, and quality control. Such Product sales are “as is”.

         E.             Imation will sell Products to Exabyte at Imation’s cost plus [...***...]% for re-sale packed-in with Exabyte Drives, provided that the total number of units packed-in by Exabyte in any calendar quarter shall not exceed 5% of the total number of units sold to Imation for such format of Products in such calendar quarter. Such Product sales are “as is”. Exabyte may sell Products to third parties only as provided in this Section 8.E.

_________________

9. CUSTOMER SUPPORT REQUIREMENTS.

         A.             The parties acknowledge and agree that Exabyte is relying upon Imation as the exclusive marketer and distributor of removable data storage media for Exabyte.

         B.             Transition of Resellers. So as to maintain the continuity of supply of Product to Resellers, Imation will immediately commence accepting Reseller purchase order(s) as soon as Exabyte has provided notification under Section 4.c of this Agreement.

         C.             Performance. Imation acknowledges its obligation to competently perform as a distributor and to meet customers’ reasonable expectations regarding supply of Products to such customers, including the following:

                   1.             To maintain a well-trained and well-managed sales force capable of and committed to maximizing sales of Products through proper means and maintaining Exabyte’s good will in the marketplace;

                   2.             To promptly fill and manage orders for Products;

                   3.             To maintain adequate warehousing of Products; and

                   4.             To extend credit to customers on commercially reasonable terms.

If Exabyte is concerned that Imation is not meeting Imation’s obligations hereunder, Exabyte shall so inform Imation and the parties will discuss what steps Imation and/or Exabyte can take to improve the situation. If the parties are unable to mutually agree on such steps or are otherwise unable to improve the situation, the parties shall resolve such situation pursuant to the dispute resolution provisions of Section 21 of this Agreement.

_________________

10. PRODUCT QUALITY, WARRANTY RETURNS, AND CUSTOMER SUPPORT

         A.             Exabyte shall be responsible for Product quality, including managing supplier compliance with Product Specifications, and shall maintain adequate quality controls.

*Confidential Treatment Requested

         B.             Exabyte and Imation will jointly agree upon (i) returned goods processes and disposition, and (ii) procedures, processes and responsibilities for warranty, technical and other customer support. A draft outline of the returned goods process to be followed by the parties is set forth in Exhibit D.

         C.             If the parties agree that Imation will handle warranty support for Products sold by Imation, Imation may follow its normal procedures for verification of the validity of warranty claims such as (i) requiring return of Product for testing, (ii) requiring proof of purchase, (iii) verification that the customer’s claim has been made within the warranty period, and (iv) verification that the Product fails to comply with the applicable product warranty.

         D.             If Imation provides warranty support, as set forth in Section 10.C above, on Product that Imation did not sell (i.e., product sold by Exabyte prior to the Effective Date) and if Imation replaces or refunds the purchase price of that Product, then Exabyte will reimburse Imation on a monthly basis for the cost to Imation of the replacement Product, plus shipping and a $4.00 per cartridge processing fee.

         E.             Exabyte will promptly inform Imation of any situation that may adversely affect the availability or quality of the Products. In cases of epidemic media problems, Exabyte will provide Imation with a customer communication and resolution action plan. Imation will review the plan and proposed resolution prior to implementation.

         F.             If (i) Imation initiates a recall or replacement of any Product where both parties reasonably determine that a material customer satisfaction, quality, safety, or compliance problem exists, or (ii) Exabyte initiates a recall or replacement of any Product for any reason, then Exabyte shall be responsible for expenses incurred by Imation, Imation’s Resellers and/or end-users which are reasonably related to the recall or replacement.

_________________

11. MEETINGS, REVIEWS AND REPORTS

         A.             Within thirty (30) days after the close of each calendar quarter Exabyte will provide Imation with data regarding past and projected future Exabyte Drive shipments.

         B.             Within thirty (30) days after the close of each month Exabyte shall provide the following reports to Imation:

                          (i)   Unaudited income statement for month and year to date;

                         (ii)   Unaudited cash flow statement for month and year to date; and

                        (iii)   Unaudited balance sheet for month.

         C.             Within thirty (30) days after the close of each calendar quarter Exabyte shall provide the following reports to Imation: Projected income statement, projected cash flow statement and projected balance sheet for next quarter and to the end of the current calendar year.

         D.             Within ninety (90) days of the end of each calendar year Exabyte shall provide Imation with audited balance sheets and statements of operations, cash flows, and related notes and schedules for the calendar year just ended.

         E.             Exabyte shall review, in a manner which it determines most appropriate, its financial situation for Imation at the end of each fiscal quarter.

         F.             Representatives of Exabyte and Imation shall communicate monthly, either face-to-face of via teleconference, to discuss progress and status of the marketing and distribution of Products, quality issues, and corrective action plans.

         G.             Representatives of Exabyte and Imation shall communicate quarterly, either face-to-face of via teleconference, to review Exabyte’s technical programs.

         H.             Representatives of Exabyte and Imation shall communicate quarterly, either face-to-face of via teleconference, to negotiate changes to the price of Products sold by Exabyte to Imation. Under no circumstances shall such communications involve Imation’s pricing of any Products to Imation’s Resellers or other customers.

_________________

12. OTHER AGREEMENTS OF THE PARTIES.

         A.             Exabyte grants to Imation the right to designate an observer on Exabyte’s Board of Directors without voting rights. Such observer shall be an Imation employee at the Director level or above and mutually acceptable to Exabyte and Imation.

         B.             In order to secure Exabyte’s performance of all obligations to Imation under this Agreement, Exabyte grants to Imation as a second subordinated security interest (second to Silicon Valley Bank or other successor senior lender) in all of Exabyte’s intellectual property, including Patents and Trademarks. Exabyte shall use its best efforts to terminate existing guarantees of over advance security with Silicon Valley Bank or such other successor senior lender within thirty (30) days after Imation has made the second payment described in Section 3.A.

         C.             Exabyte and Imation will look for opportunities to leverage Imation’s worldwide sales and distribution organization to sell Exabyte Drives and other Exabyte hardware.

         D.             Exabyte and Imation will cooperatively assess moving the Exabyte Drive kitting operation to an Imation facility.

         E.             Exabyte and Imation will work together to obtain VXA adoption in additional OEM accounts.

         F.             Exabyte and Imation will work together on developing new product concepts and possibly new product development programs.

         G.             Exabyte and Imation will execute the draft “100 Day Plan” set forth in Exhibit E.

13. WARRANTIES

         A.             Exabyte warrants to Imation that Exabyte will have good title to the Products which it sells to Imation under this Agreement and that all such Products shall be free and clear from any security interest or any other lien or encumbrance at the time of delivery to Imation.

         B.             Exabyte warrants to Imation that each Product which it sells to Imation under this Agreement will comply with the Product Specifications and shall be free from defects in material workmanship for the normal lifetime of such Product. REMEDIES ARE LIMITED TO THE REPAIR OR REPLACEMENT OF PRODUCT AT EXABYTE’S OPTION WITHOUT COST TO IMATION, EXCEPT IMATION SHALL PAY FREIGHT CHARGES FOR ANY PRODUCT RETURNS UNDER THIS SECTION TO EXABYTE FOR PRODUCT THAT IS FREE FROM DEFECTS IN MATERIAL AND MANUFACTURE.

         C.             Exabyte warrants that (1) it has not received any notice from third parties alleging that Products infringe a third party patent or offering a license to Exabyte for same, and (2) to Exabyte’s knowledge no third party patent is infringed by Products. Exabyte has/will obtain licenses or believes it does not need a license for the issues listed in Exhibit F.

         D.             Exabyte warrants that (1) it has not received any notice from third parties alleging that the use of Trademarks on Products infringes a third party trademark or offering a license to Exabyte for same, and (2) to Exabyte’s knowledge no third party trademark is infringed by the use of Trademarks on Products.

         E.             Each party hereby represents and warrants that (i) it is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligation hereunder; (iii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         F.             Neither party MAKES any OTHER WARRANTIES TO the other party, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

_________________

14. TERM AND TERMINATION

         A.             This Agreement is effective as of the Effective Date and remains in effect unless and until terminated. This Agreement may only be terminated as provided in this Section 14.

         B.             If any party is in material default in performance of its obligations under this Agreement, the other party may provide written notice of default to the party in default. If the party in default remains in material default ninety (90) days after receipt of such notice, the party providing such notice may terminate this Agreement upon written notice to the party in default. If this Agreement is terminated by Imation due to a material default by Exabyte, Exabyte shall immediately pay to Imation a pro-rata refund of the Distribution Fee (pro-rated based upon 10 years from the Effective Date).

         C.             Imation may elect to terminate this Agreement upon one hundred eighty (180) days written notice to Exabyte. Imation will not be entitled to a refund of any portion of the Distribution Fee based upon a termination for convenience under this Section 14.C.

         D.             Sections 10.A, 13, 16, 17 and 19 shall survive termination of this Agreement.

         E.             If this Agreement is terminated for any reason under this Section 14, any licenses or rights to use Patents or Trademarks or other intellectual property of Exabyte granted to Imation hereunder shall terminate.

_________________

15. FAILURE TO PERFORM AND/OR BANKRUPTCY

         A.      If:

         (i)      a receiver or receiver-manager is appointed in respect of Exabyte’s business,

           (ii)     a petition in bankruptcy is instituted by or against Exabyte and, if instituted against Exabyte, is not dismissed within sixty (60) days of filing,

         (iii) Exabyte makes a general assignment for the benefit of its creditors, or

           (iv)    Exabyte is in material default in performance of its obligations under this Agreement and remains in material default ninety (90) days after receipt of notice of default from Imation, then (1) Imation may elect to source any and all Products directly from Exabyte’s sources of supply or manufacture Products itself or have a third party manufacture such products for sale by Imation; and (2) Imation may purchase Exabyte Drives directly from Exabyte’s sources of supply for resale by Imation. In the event that Imation exercises its rights under either (1) or (2) above following the occurrence of any of the events (i) through (iv) above, and Exabyte is subsequently able to cure such condition, then Imation’s right to source from third party suppliers, to manufacture Products or to cause a third party to manufacture Products shall immediately terminate, and the other terms and conditions of this Agreement shall otherwise continuein full force and effect as though no such condition had occurred.

          B. [...***...]

           C.             If Exabyte ceases commercializing VXA technology Drives prior to December 31, 2007, then: (1) at Imation’s request, Exabyte shall grant Imation a perpetual, worldwide, non-exclusive license, without right to sublicense, under Exabyte’s intellectual property to make, have made, import, use, offer to sell, and sell VXA technology Drives for a royalty of [...***...]% of Imation’s net sales of such drives, and (2) Imation may purchase such drives from Exabyte’s sources of supply for resale by Imation.

           D.             Imation and Exabyte agree that it is their intention that the rights granted to Imation in Exhibit G should survive any bankruptcy proceeding pursuant to Section 365(n) of the U.S. Federal Bankruptcy Code.

_________________

16. INDEMNIFICATION

Exabyte shall defend, indemnify and hold harmless Imation and its directors, officers, employees, agents, and successors and assigns from any third-party claims, demands, actions, causes of action, losses, liabilities, costs and expenses (including reasonable attorneys’ fees), (i) of trademark infringement or similar claims arising from Imation’s use of the Trademarks in compliance with this Agreement, (ii) alleging that any Product or any part thereof as supplied by Exabyte to Imation infringes, contributorily infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any third party, or (iii) arising from or relating to any breach of Exabyte’s duties under this Agreement or any representations or warranties contained herein. In the event of such a claim, the Imation Indemnified Parties will (i) provide written notice to Exabyte, (ii) inform Exabyte of any subsequent written communications related to the claim, (iii) give Exabyte control of the defense of the claim, and (iv) fully cooperate with Exabyte in the defense of the claim at Exabyte’s expense. Imation shall defend, indemnify and hold harmless Exabyte and its directors, officers, employees, agents, and successors and assigns from any third-party claims, demands, actions, causes of action, losses, liabilities, costs and expenses (including reasonable attorneys’ fees), arising from or relating to any breach of Imation’s duties under this Agreement or any representations or warranties contained herein, including without limitation Imation’s obligations with respect to Exabyte’s Trademarks. In the event of such a claim, the Exabyte Indemnified Parties will (i) provide written notice to Imation, (ii) inform Imation of any subsequent written communications related to the claim, (iii) give Imation control of the defense of the claim, and (iv) fully cooperate with Imation in the defense of the claim at Imation’s expense.

_________________

17. LIMITATION OF LIABILITY

NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, SAVINGS, GOODWILL, BUSINESS OR BUSINESS OPPORTUNITY, LOSS OF USE OR INTERRUPTION OF BUSINESS OR LOSS OF DATA) RESULTING FROM OR IN ANY WAY RELATED TO PRODUCT, THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT. This limitation applies regardless of the form of action, whether the damages or other relief sought are based on breach of warranty, breach of contract, tort (including negligence), strict product liability, or any other legal or equitable theory even if the relevant party has been advised of the possibility of such damages. This limitation does not apply to claims for personal injury by a third party arising out of (i) any product defect, (ii) any breach of warranty, or (iii) the negligence of either party to this Agreement.

_________________

18. INSURANCE

         A.             Each party shall maintain workers’ compensation insurance as required by any applicable law or regulation having jurisdiction over its employees. Each party shall maintain employers liability insurance in amounts not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee for bodily injury by disease.

           B.             Each party shall maintain either Comprehensive General Liability Insurance or Commercial General Liability Insurance, including Premises and Operations; Products and Completed Operations; Contractual Liability; Broad Form Property Damage (including Completed Operations); and Personal Injury and Advertising Liability. Comprehensive General Liability policy limits will not be less than a Combined Single Limit for Bodily Injury, Property Damage, and Personal Injury Liability and $1,000,000 per occurrence and $1,000,000 aggregate. Commercial General Liability (Occurrence) policy limits will be not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage), $1,000,000 for Personal Injury Liability, $1,000,000 Aggregate for Products and Completed Operations, and $2,000,000 General Aggregate.

           C.             Upon request, either party will furnish Certificates of Insurance to the other party. The Certificate of Insurance will provide that there will be no cancellation or reduction of coverage without thirty (30) days prior written notice to the other party. All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located. Any and all deductibles or self-insured retention on referenced insurance coverages must be borne solely by the insured party. In no event will the coverage or limits of any insurance maintained by a party pursuant to this Agreement, or the lack or unavailability of any other insurance, limit or diminish in any way that party’s obligations or liability to the other party under this Agreement.

_________________

19. CONFIDENTIALITY

         A.              “Confidential Information” means all information pertaining to subject matter of this Agreement which is disclosed by either party to the other party:

                         (i)      in writing and marked to indicate it is confidential at the time of disclosure;

                         (ii)     in any manner and indicated to be confidential at the time of disclosure and thereafter is also summarized and marked to indicate it is confidential in a written memorandum delivered to the receiving party within thirty (30) days of the disclosure; or

                         (iii)    in the form of tangible products or materials transmitted to the receiving party with an accompanying written memorandum. Confidential Information also includes information which the receiving party has a reasonable basis to believe is confidential information of the disclosing party, regardless of whether marked.

           B.              Each party may use the other party’s Confidential Information only for the purposes of this Agreement.

                C.               The recipient shall not disclose Confidential Information of the other party to any third party without written permission from the disclosing party. The recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the Confidential Information as the recipient uses to protect its own confidential information of a like nature.

          D.               If a recipient is required by judicial or administrative process to disclose Confidential Information of the other party, the recipient shall promptly notify the disclosing party and allow the disclosing party a reasonable time to oppose such process.

          E.               This Section 19 imposes no obligation upon a recipient with respect to information that

             (a)      was in the possession of the recipient party before receipt from the disclosing party

             (b)      is or becomes available to the public through no fault of the recipient party

             (c)      is received in good faith by the recipient from a third party and is not subject to any obligation of confidentiality owed to the third party; or

             (d)      is independently developed by the recipient party without reference to the comparable information received under this Agreement.

         F.             If this Agreement is terminated, each party will return all Confidential Information received from the other party upon request, except that each party may retain in the office of its legal counsel one copy of written information for record keeping purposes only.

           G.             A recipient’s duties under this Section 19 with respect to any item of Confidential Information expire five (5) years from the date of disclosure.

           H.             Except as otherwise required by U.S. Securities law, the terms of this Agreement are to be treated as Confidential Information under the terms of this Agreement and shall remain confidential for ten (10) years from the Effective Date, notwithstanding Paragraph 19.G. above.

_________________

20. NOTICES

         A.             All notices required or permitted under this Agreement shall be in writing and sent by facsimile transmission, express mail, courier or prepaid certified mail, return receipt requested addressed as follows:

if to Imation:
Imation Enterprises Corp.
1 Imation Place
Oakdale, Minnesota 55128
Attention: Business Manager, Exabyte Products
Fax:

if to Exabyte:
Exabyte Corporation
2108 - 55th Street
Boulder, Colorado 80301
Attention:

with a copy to:
Imation Enterprises Corp. Legal Affairs
1 Imation Place
Oakdale, Minnesota 55128
Attn: Contract #2003-1002
Fax: (651) 704-5951

with a copy to
Exabyte Corporation
2108 - 55th Street
Boulder, Colorado 80301
Attn: Legal Department
Fax: (303) 417-7142

Notices sent by facsimile transmission or by courier shall be deemed to have been given on the date of delivery. Notices sent by express or prepaid certified mail shall be deemed to have been given two (2) days after the date of mailing. Either party’s address for notice may be changed in accordance with this Section.

_________________

21.     DISPUTE RESOLUTION

         A.             Any and all disputes arising between the parties pertaining to or arising out of this Agreement shall be resolved in the following order of preference:

                     (a)      by good faith negotiation between representatives of Imation and Exabyte who have authority to fully and finally resolve the dispute;

                     (b)      if necessary, by non-binding mediation at a location acceptable to both parties using a neutral mediator having experience with the industry in accordance with the rules of the Center for Public Resources (with costs shared equally); or

                    (c) as a last resort only, by litigation. This Section shall not preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests.

_________________

22. PUBLIC STATEMENTS

The parties may make public statements, including press releases, as appropriate, describing the commencement of marketing activity under this Agreement. Imation shall give Exabyte the opportunity to review and approve the content of all public statements proposed to be made by Imation related to this Agreement. Exabyte shall give Imation the opportunity to review and approve the content of all public statements proposed to be made by Exabyte related to this Agreement. Approval shall not be unreasonably withheld or delayed. In no event shall a party’s review of the contents of a proposed public statement make such party liable for the contents of the other party’s statement.

_________________

23. GENERAL

         A.             Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, except as part of the sale or other transfer of all or substantially all of the business of a party to which this Agreement relates. Exabyte shall not sell or otherwise transfer all or substantially all of its business to which this Agreement relates unless all rights and obligations of Exabyte under this Agreement are assigned to and assumed by the purchaser or other assignee of such business. This Agreement shall be binding upon the parties, their successors, and permitted assignees. In the case of such an assignment or other transfer by Exabyte, prior to such transfer, the purchaser/assignee must agree to use its best commercially reasonable efforts to continue the business of Exabyte (i.e., selling drives).

           B.             If Exabyte acquires, is acquired by or merges with another data storage device or data storage media manufacturer or distributor, the definitions of Products and Trademarks would be deemed to mean (i) all removable data storage media products manufactured, procured, marketed or distributed by Exabyte immediately prior to such acquisition or merger (“Current Products”), (ii) all future modifications and developments of such Current Products, (iii) all new products developed on the migration path for such Current Products, (iv) all new products using Exabyte technology, and (v) all trademarks, service marks, logos and trade dress used to identify any of the foregoing. Exabyte and Imation will meet to discuss and cooperatively determine whether and to what extent this Agreement shall apply to products of the other company which is acquiring, being acquired by or merging into Exabyte.

           C.             This Agreement shall not be construed as creating a partnership, joint venture, agency or other similar relationship or business arrangement between the parties. Neither party is authorized to make any warranties, guarantees, contracts or other commitments on behalf of the other party. Each party shall be responsible for its own employees and in no event shall an employee of either party be deemed an employee of the other party.

           D.             Except for any payments by either party under this Agreement, neither party shall be responsible for delays or failure in the performance of its obligations under this Agreement due to fire, storm, flood, Act of God, rebellion, riot, explosion, labor disturbances, sabotage, shortage of utilities, fuel and/or energy, embargo, expropriation of plant and/or raw materials by Federal or state authority, disaster, government requirements or regulations, restrictions imposed by law or any other cause not within the reasonable control of such party, provided however than the party whose performance is affected by such cause shall take all reasonable steps to mitigate the impact of such cause on the other party.

           E.             Any failure or delay by either party in exercising any right or remedy will not prohibit such party from exercising such right or remedy at a later time.

           F.             No part of this Agreement may be waived, modified, amended or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written document signed by duly authorized representatives of the parties.

           G.             The validity, construction and performance of this Agreement and the relationship of the parties under this Agreement shall be governed by the laws of the State of Delaware without regard to conflict of laws rules.

           H.             EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY CLAIMS OR DISPUTES ARISING OUT OF THIS AGREEMENT.

           I.             This Agreement and the Equity Agreement constitute the entire agreement between the Parties and supersede all prior communications, representations, understandings, and agreements, if any, whether written or oral, between the Parties with respect to such subject matter.

           J.             If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such partial invalidity shall not affect the enforceability of any other provisions in this Agreement, which shall remain in full force and effect. The unenforceable or invalid provision shall be changed and interpreted so as to best accomplish the objectives of the parties as indicated in such unenforceable or invalid provision, subject to applicable law and court decisions.

           K.             This Agreement may be executed in counterparts all of which taken together shall constitute one single agreement between the parties. A facsimile transmission of the executed signature page of this Agreement shall constitute due and proper execution of this Agreement.

_________________

IN WITNESS WHEREOF authorized representatives of the parties have signed this Agreement on the date(s) set forth below, to be effective as of the Effective Date stated above.

EXABYTE CORPORATION                                                           IMATION CORP.
By:/s/ Tom W. Ward                                                                        By:/s/ William T. Monahan
Print Name: Tom W. Ward                                                              Print Name: William T. Monahan
Title: CEO and President Title:                                                        President & CEO
Date: 11/7/03                                                                                      Date: November 7, 2003